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                                                                     EXHIBIT 5.1

                       [Letterhead of Covington & Burling]

                                 April 18, 2001

Calpine Corporation
50 West San Fernando Street
San Jose, California 95113

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to the Registration Statement on Form S-3 (File No. 333-56712) (the "Registration Statement") filed with the Securities and Exchange Commission, of 16,603,633 shares of Common Stock, par value $.001 per share (the "Shares"), of the Company, issuable upon exchange of Exchangeable Shares, without par value (the "Exchangeable Shares") of Calpine Canada Holdings Ltd., we have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

         We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

         Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Shares have been duly authorized and reserved for issuance upon exchange of Exchangeable Shares and, when issued upon such exchange in accordance with the terms of (1) the Exchangeable Shares, (2) the Combination Agreement, dated as of February 7, 2001, as amended, between the Company and Encal Energy Ltd. and (3) the Support Agreement, dated as of April 18, 2001, between the Company and Calpine Canada Holdings Ltd., and assuming compliance with the Act, the Shares will be validly issued, fully paid and nonassessable.

         The foregoing opinion is subject to the qualifications that we express no opinion as to (i) waivers of defenses or statutory or constitutional rights or waivers of unmatured claims or rights, (ii) rights to indemnification, contribution or exculpation to the extent that they purport


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Calpine Corporation
April l8, 2001
Page 2


to indemnify any party against, or release or limit any party's liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy, or (iii) rights to collection of liquidated damages or penalties on overdue or defaulted obligations.

         We are members of the bar of the State of New York. We do not purport to be experts in, and do not express any opinion on, any laws other than the law of the State of New York, the Delaware General Corporation Law and the Federal law of the United States of America.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                  Very truly yours,



                                  /s/ COVINGTON & BURLING